CONSULTING SERVICES CONTRACT

This Contract is made and entered into this date by and between Quantum Companies, Inc., a Nevada corporation (hereinafter Quantum) and Corporate Capital Formation, Inc., a Nevada corporation (hereinafter CCF). For valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties have agreed:

1. Quantum desires to become a reporting company: as defined under Section 12 of the Securities Act of 1933, as amended and further desires that its securities become listed and quoted on one or more United States securities quotation services, including but not limited to the inter-dealer quotation system (Pink Sheets), the Over-the-Counter Bulletin Board operated by the National Association of Securities Dealers (NASD) and the NASDAQ Stock Exchange. CCF is able and willing to assist Quantum in this business objective on the following terms and conditions.

2. CCF will assist Quantum in preparing a registration statement to be filed with the US Securities and Exchange Commission (Commission), using Form 10-SB or such other form as may be subsequently designated buy the Commission, for the purpose of registering all of the outstanding securities of Quantum. CCF will use its best efforts to secure the earliest possible effective date for such registration, however Quantum understands and acknowledges that the Commission may in its sole discretion suspend effectiveness indefinitely pending Quantums response to comments, if any, concerning material contained in or omitted from the registration statement. CCF will assist Quantum in promptly answering any such comments. CCFs EDGAR Filing Department will submit the registration statement to the Commissions EDGAR electronic filing system, together with such amendments an may subsequently by repaired in response to Commission comments. Further, upon the eventual effectiveness of said registration statement, CCF will submit to the EDGAR system such required Form 3 Initial Statement of Beneficial Ownership of Securities and the first required Form 10QSB.

Further, CCF will prepare and maintain current information required to be submitted pursuant to Rule 159(c)2-11 promulgated under the Securities and Exchange Act of 1934, as amended.

3. Quantum will provide CCF with convenient and unrestricted access to all corporate books and records of Quantum and material information in any form, including but not limited to minutes, resolutions, proxies, stock records, voting trust agreements, contracts, letters of intent, significant verbal agreements, and any and all other data such as may be necessary or useful in the performance of services hereunder.

4. Quantum will pay to CCF the sum of ten thousand United States dollars ($10,000) payable upon execution of this agreements, as follows:


a. The amount of $5,000 shall be paid upon execution hereof;

b. The amount o $5,000 shall be paid upon submission of the registration to the EDGAR electronic filing system.

Further, Quantum shall issue to CCF 100,000 shares of Quantum common stock, valued at par, as additional compensation for services provided hereunder, such shares to be deemed fully paid delivered. CCF shall take title to such shares subject to such legal restrictions of resales as are applicable to non-registered securities.

In the event of early termination of this agreement, Quantum shall be entitled to a refund of any unearned moneys advanced hereunder.

5. Quantum agrees that CCfs services are to be rendered on a non-exclusive, best efforts basis. Quantum acknowledged and agrees that CCF is not a law firm, and that the relationship of the parties is one of consultant and client not attorney and client, and that accordingly no legal privilege exists as to information of documents provided to CCF by Quantum. CCF warrants that it will exercise the utmost diligence in safeguarding any such information which Quantum clearly identifies to CCF as sensitive of confidential or a business secret, but nevertheless can be compelled by process of law to disclose such information in certain legal proceedings.

6. Nothing herein shall be construed to create a partnership, joint venture, or employer-employee relationship between the parties, at all times, CCF in an independent contractor.

7. CCF, its agents, attorneys, and employees will act in a responsible, professional manner at all times and in all matter relating to this contract.

8. the term of this contract shall be until all promises hereunder have been fulfilled, unless earlier terminated by written notice of a party delivered to the principal business address to the other party. In the event of such early termination , Quantum shall be entitled to receive a refund of any fees paid to CCF but not yet earned, and CCF shall promptly deliver to Quantum any and all Quantum books, records, or other property in its possession.

9. This consulting services contract shall be governed by the laws of the state of Nevada, United States of America. A facsimile copy of this document signed and faxed by the parties severally hereto shall be valid as that of an original. Quantum represents that it has the necessary authority to enter into this contract and be bound by the terms herein.

IN WITNESS, the parties have signed this contract the date below indicated.

/S/ Chris Raymond                   /S/ Roger Coleman
Chris R. Raymond, President          Roger Coleman, Managing Director
QUANTUM COMPANIES, INC.              CORPORATE CAPITAL FORMATION, INC.
2921 N. Tenaya way, Suite 216        2921 N. Tenaya Way
Las Vegas, NV 89128                  Las Vegas, NV 89128

4/18/2001                                   4/18/2001
date                                        date